AMENDMENT TO
CONVERGYS CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
The Convergys Corporation Executive Deferred Compensation Plan (the "Plan") is hereby amended in the following respects:
1.    Section 1.4 of the Plan is amended and restated in its entirety to read as follows:
1.4    Subject to the provisions of this subsection 1.4, no new deferral elections will be permitted for the period beginning January 1, 2011. Deferral elections made prior to January 1, 2011 shall remain in effect and to the extent not already applied will be applied to Basic Salary to which such elections apply by their terms. Elections to defer Basic Salary and Annual Cash Incentive Awards earned on or after January 1, 2014 may be made under the Plan.
2.    Section 4.2(b) of the Plan is amended and restated in its entirety to read as follows:
(b)    Amount of Company Match for Basic Salary and Annual Cash Incentive Award Deferrals When Deferral Date Occurs On or After January 1, 2014. The Company match to be credited to a Key Employee’s Account by reason of any Basic Salary and Annual Cash Incentive Award deferrals made with respect to any deferral date that occurs on or after January 1, 2014 shall be the lessor of:
(1)    the result obtained (not less than zero) by subtracting the Key Employee’s Maximum 401(m) Match for such deferral date from 3% of the Key Employee’s Total Compensation for such deferral date, plus 50% of the next 2% of the Key Employee’s Total Compensation for such deferral date; or
(2)    100% of the first 3% of the amount of the Basic Salary and Annual Cash Incentive Award deferred by the Key Employee plus 50% of the next 2% of the amount of the Basic Salary and Annual Cash Incentive Award deferred by the Key Employee, pursuant to the Plan as of such deferral date.
3.    The first paragraph of Section 6.1(a)(1) of the Plan is amended and restated to read as follows:
(1)    Subject to such administrative rules as the Committee may prescribe, the Participant may elect that the date as of which the subject deferred amounts shall commence to be paid (for purposes of this subsection 6.1, the ‘subject deferred amounts’ “commencement date”)

shall be (i) the first day of any month that begins after the Participant’s Date of Separation (but not later than the first day of the first month that begins after the tenth anniversary of the Participant’s Date of Separation) (“Separation Commencement Date”), or (ii) the first business day of March of any calender year, which year must be at least two years after the year in which the deferral election is made (“Date Certain Commencement Date”); provided however that if the Participant has specified a payment date pursuant to clause (ii) and his or her Date of Separation occurs prior to such specified payment date, distribution of such amount shall be made on the first day of the month next following the Participant’s Date of Separation.
4.    Section 6.1(a)(1)(A) of the Plan is amended by adding the following to the end thereof:
(A)    Notwithstanding the forgoing, if the Participant is a Specified Employee on the Participant’s Date of Separation as determined under the provisions of paragraph (d) of this subsection 6.1, and if he or she elects as the subject deferred amounts’ commencement date any date that is earlier than the date immediately following the date which is six months after his or her Date of Separation, then (i) with respect to amounts deferred prior to 2011, any payments that are scheduled to be paid during the first six months following the Participant’s Date of Separation, shall be delayed and paid in one lump sum payment immediately following the six month anniversary of the Participant’s Date of Separation and (ii) with respect to amounts deferred after 2013, the commencement date elected by the Participant shall not apply and instead the commencement date shall be the first day of the month following the six month anniversary of the Participant’s Date of Separation.

5.    Section 6.1(a)(2) of the Plan is amended by adding the following to the end thereof:
(C)    Notwithstanding any of the foregoing provisions of this subsection 6.1(a)(2) to the contrary, the Participant shall not be permitted to elect to receive any amounts attributable to deferrals on or after January 1, 2014 in the form of monthly payments over two to 120 months.
(D)    Notwithstanding any of the foregoing provisions of this subsection 6.1(a)(2) to the contrary, in the event the Participant elects a Date Certain Commencement Date pursuant to the provisions of Section 6.1(a)(1)(ii), payment shall be made in the form of one lump sum payment of the subject deferred amounts as of such date.
6.    The last paragraph of Section 6.1(a) of the Plan (following Section 6.1(a)(3)(B)) is amended to add the following to the end thereof:

The provisions of the preceding sentence shall not apply with respect to installment payment elections applicable to deferrals on or after January 1, 2014. Further the election option described in this clause (B) of subsection (3) shall not apply with respect to deferrals on or after January 1, 2014. In the event a Participant’s Account balance as of his or her Date of Separation is $50,000 or less, notwithstanding any other provision of the Plan or Participant election to the contrary, such Participant’s deferrals on and after January 1, 2014 shall be paid in the form of one lump sum payment.

IN ORDER TO ADOPT THIS PLAN AMENDMENT, Convergys Corporation, the Sponsor of the Plan, has caused its name to be subscribed to this Plan amendment.

CONVERGYS CORPORATION

By:    /s/Andrea Ayers
Title: President and Chief Executive Officer
Date:
915262.3